Exhibit 99.1 News Release | March 6, 2020 Richard Levy to Retire from Wells Fargo SAN FRANCISCO – March 6, 2020 – Wells Fargo & Company (NYSE: WFC) today announced that Richard Levy, executive vice president and chief accounting officer, has decided to retire after 18 years with the company. Levy, 62, will remain with the company through March 31. “Throughout his tenure at Wells Fargo, Rich has played a critical role in many transformational initiatives within Enterprise Finance,” said Chief Financial Officer John Shrewsberry. “We have benefited greatly from Rich’s leadership, partnership, and more than 40 years of public accounting and financial services experience, and I’m grateful for his dedication and contributions to the company throughout the years.” Muneera Carr, who joined Wells Fargo in January 2020 as executive vice president and controller and reports to Levy, will succeed Levy as chief accounting officer, reporting to Shrewsberry. Carr will continue to serve as controller, managing corporate tax, accounting and reporting, as well as supporting other activities such as financial controls and oversight policies and processes. Levy joined Wells Fargo as controller in 2002 and served in that capacity until early 2020. Before joining Wells Fargo, Levy served as senior vice president and controller for New York Life Insurance Company. Previously, he was a partner with Coopers & Lybrand where he headed the firms' national tax practice for financial institutions. Before joining Coopers & Lybrand, he was a senior vice president at Midlantic Corporation, a New Jersey-based regional bank holding company, where he was responsible for tax and accounting. He began his career at Deloitte. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,400 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 260,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo. Contact Information Media Peter Gilchrist, (704) 715-3213 Peter.gilchrist@wellsfargo.com Investor Relations

John Campbell, (415) 396-0523 john.m.campbell@wellsfargo.com ### 2 March 2020 | News Release